EXHIBIT 99.1

Consent of Morgan Stanley & Co. LLC

We hereby consent to the use in the Registration Statement of IntercontinentalExchange, Inc. (“ICE”) on Form S-4 and in the Joint Proxy Statement/Prospectus of ICE and NYSE Euronext, which is part of the Registration Statement, of our opinion dated December 20, 2012 appearing as Appendix D to such Joint Proxy Statement/Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “SUMMARY—Opinions of Financial Advisors,” “THE MERGER— Background of the Merger,” “THE MERGER—Recommendation of the ICE Board of Directors and Reasons for the Merger,” “THE MERGER—Opinion of Morgan Stanley, Financial Advisor to ICE” and “THE MERGER—ICE Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Lily Mahdavi

New York, New York

January 25, 2013